SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NANOMETRICS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NANOMETRICS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF NANOMETRICS INCORPORATED:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Nanometrics Incorporated, a Delaware corporation, will be held on Thursday, May 24, 2012, at 9:00 a.m., local time, at our Corporate Headquarters located at 1550 Buckeye Drive, Milpitas, California 95035. At the annual meeting you will be asked to consider and vote upon the following:

1.	A proposal to elect eight directors of Nanometrics, each to serve for a term of one year or until his respective successor has been duly elected and qualified.

2.	A proposal to approve, as an advisory (non-binding) vote, the compensation paid to our executive officers.

3.	A proposal to approve the Nanometrics Executive Performance Bonus Plan.

4.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012.

5.	Such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

These items are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders.

Only stockholders of record at the close of business on April 5, 2012 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof. The proxy statement and enclosed form of proxy are first being mailed to the stockholders of record on or about April 17, 2012.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the annual meeting may vote in person even if that stockholder previously returned a proxy card for the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce C. Rhine
Chairman of the Board of Directors

Milpitas, California

April 17, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 24, 2012.

This Proxy Statement and the 2011 Annual Report are available at:

www.nanometrics.com/investor/proxy2012.pdf

NANOMETRICS INCORPORATED

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being provided to the stockholders of Nanometrics Incorporated as part of a solicitation of proxies by our Board of Directors for use at our 2012 annual meeting of stockholders. This proxy statement provides stockholders with information they need to know to be able to vote or instruct their vote to be cast at the annual meeting. This proxy statement and the enclosed form of proxy are first being mailed to stockholders of record on or about April 17, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 24, 2012: The proxy statement is available at www.nanometrics.com/investor/proxy2012.pdf.

Date, Time and Place

The annual meeting will be held on Thursday, May 24, 2012 at 9:00 a.m., local time, at our Corporate Headquarters located at 1550 Buckeye Drive, Milpitas, California 95035.

Purpose; Other Matters

The annual meeting is being held to consider and vote upon the following:

1.	A proposal to elect eight directors of Nanometrics, each to serve for a term of one year or until his respective successor has been duly elected and qualified.

2.	A proposal to approve, as an advisory (non-binding) vote, the compensation paid to our executive officers.

3.	A proposal to approve the Nanometrics Executive Performance Bonus Plan.

4.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012.

Stockholders will also be asked to consider and vote upon any other business that may properly come before the annual meeting or any adjournments or postponements of the annual meeting. We do not expect that any additional matters will be brought before the annual meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote:

•	“FOR” the election of the nominees named in this Proxy Statement, each to serve as a director on our Board of Directors.

•	“FOR” the approval of the compensation paid to Nanometrics’ executive officers as disclosed in this Proxy Statement.

•	“FOR” the approval of the Nanometrics Executive Performance Bonus Plan.

•	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012.

Record Date; Outstanding Shares; Voting Rights

Only holders of record of common stock at the close of business on the record date for the annual meeting, April 5, 2012, are entitled to notice of and to vote at the annual meeting. As of the record date, there were 23,452,165 shares of common stock outstanding and entitled to vote at the annual meeting, held by approximately 245 holders of record. Each record holder of common stock on the record date is entitled to one vote for each share of common stock held as of the record date with respect to all proposals.

A list of stockholders will be available for review at the annual meeting and our executive offices during regular business hours for a period of ten days before the annual meeting.

Admission to the Annual Meeting

Only stockholders, their designated proxies and guests of Nanometrics may attend the annual meeting. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a “legal proxy” from the record holder of your shares authorizing you to attend and vote at the annual meeting.

Quorum and Vote Required

The presence, either in person or by proxy, of the holders of a majority of outstanding shares of the Company’s common stock is necessary to constitute a quorum necessary to hold a valid annual meeting of stockholders. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHOLD AUTHORITY” on a matter are treated as being present at the annual meeting for purposes of establishing a quorum.

If your broker holds your shares in its name, the broker is permitted to vote your shares on “discretionary” matters, even if it does not receive voting instructions from you. Proposal 4 is the only “discretionary” matter being considered by our stockholders. Therefore, we urge you to give voting instructions to your broker on all voting items. Shares that are not permitted to be voted by your broker on a proposal are called “broker non-votes” with respect to that proposal. Broker non-votes are not considered votes for or against such a proposal and therefore will have no direct impact on whether that proposal receives stockholders approval.

In addition, the vote required to approve each proposal is as follows:

Proposal 1

In the election of our directors, the nominees receiving the highest number of “FOR” votes will be elected. Abstentions and proxies marked “WITHHOLD AUTHORITY” will have no effect on the election of directors. However, our Board of Directors has adopted a Majority Vote Policy which sets forth our procedures if a director-nominee is elected, but fails to receive more “FOR” votes than “WITHHELD” votes. Under our Majority Vote Policy, in order to be nominated for election to the Board, each director must submit a contingent, irrevocable resignation that the Board may accept if a director-nominee is elected, but fails to receive more “FOR” votes than “WITHHELD” votes. Details of this Policy are set out below under “Corporate Governance – Voting for Directors – Majority Vote Policy.”

Proposal 2

The affirmative vote (“FOR”) of holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote at the annual meeting is required for the approval of the advisory resolution on Nanometrics’ executive compensation. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” The results of this vote will not be binding on our Board of Directors.

Proposal 3

The affirmative vote (“FOR”) of holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote at the annual meeting is required for the approval of the Nanometrics Executive Performance Bonus Plan. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

Proposal 4

The affirmative vote (“FOR”) of holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote at the annual meeting is required for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012. If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

Voting

General

Stockholders of record as of the record date may vote their shares by attending the annual meeting and voting their shares in person or by completing, signing and dating their respective proxy cards for the annual meeting and mailing them in the postage pre-paid envelope enclosed for that purpose or by telephone or Internet by following the instructions in the proxy card. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

Voting by Proxy

All properly executed proxies that are received prior to the annual meeting and not revoked will be voted at the annual meeting according to the instructions indicated on the proxies. If your proxy does not specify how you wish us to vote your shares, your shares will be voted:

•	“FOR” the election of the nominees named in this Proxy Statement, each to serve as a director on our Board of Directors;

•	“FOR” the approval of the compensation paid to Nanometrics’ executive officers as disclosed in this Proxy Statement;

•	“FOR” the approval of the Nanometrics Executive Performance Bonus Plan; and

•	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012.

You may receive more than one proxy card depending on how you hold your shares of common stock. Generally, you need to sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a broker, you may get proxy material from that person.

Changing Your Vote

If you are the record holder of your shares of common stock, you can change your vote at any time before your proxy is voted at the annual meeting by:

•	delivering to our corporate secretary a signed notice of revocation;

•

granting the proxy holders a new, later dated proxy, which if provided by mail must be signed and delivered to our corporate secretary in advance of the vote at the annual meeting, or if provided by telephone or Internet must be submitted by following the instructions in the proxy card before the deadline indicated in the proxy card; or

•	attending the annual meeting and voting in person.

Your attendance at the annual meeting alone, however, will not revoke your previously granted proxy. If you have provided voting instructions to your broker, bank or other nominee for the annual meeting, you must follow the instructions provided by your broker, bank or other nominee in order to change your voting instructions for the annual meeting.

Proxy Solicitation

Nanometrics is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to mailing these proxy materials, proxies or votes may be solicited in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse reasonable out of pocket expenses to brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (408) 545-6000 or write to Nanometrics Incorporated, at our executive offices located at 1550 Buckeye Drive, Milpitas, California 95035, Attn: Investor Relations.

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Nanometrics and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Upon written or oral request to our Investor Relations department, by mail at 1550 Buckeye Drive, Milpitas, California, 95035 or by telephone at (408) 545-6000, we will promptly deliver a copy of the proxy statement to a stockholder if that stockholder shares an address with another stockholder to which a single copy of the proxy statement was delivered. A stockholder may notify us as described above if the stockholder wishes to receive a separate copy of the proxy statement in the future or, alternatively, if the stockholder wishes to receive a single copy of the materials instead of multiple copies.

Stockholder Proposals

Stockholders are entitled to present proposals for action at the 2013 annual meeting of stockholders. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the 2013 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Attention: Office of the Secretary, which must be received by us no later than December 17, 2012. If the date of our 2013 annual meeting is changed by more than 30 days from the date of the 2012 annual meeting, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

In addition, the Company’s Bylaws include advance notice provisions that require stockholders desiring to bring other business before the 2013 annual stockholders meeting, but not for inclusion in our proxy statement for that meeting, to do so in accordance with the terms of the Bylaws’ advance notice provisions. Nanometrics’ advance notice provisions require, among other things, that stockholders provide timely notice to the secretary of the Company regarding such business, and provide certain additional information to the Company as set forth in the Bylaws. To be timely, a stockholders’ notice must be delivered to or mailed and received at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Attention: Office of the Secretary, and must be received by us no later than December 17, 2012. If we set the date of our 2013 annual meeting to a date more than 30 days from the date of our 2012 annual meeting, then the deadline for receipt of stockholder proposals will be no later than the close of business on the later of 120 days in advance of the 2013 annual meeting or ten days following the date on which we first publicly announce the date of the 2013 annual meeting. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

At the 2012 annual meeting of stockholders, unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, each of whom has been nominated by our Board of Directors and is presently a director of Nanometrics. The nominees were recommended by the Nominating and Corporate Governance Committee of the Board of Directors. If the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We do not have any reason to believe that any of the nominees will be unable or will decline to serve as a director.

Our Board of Directors currently is comprised of eight (8) members. Until April 6, 2012, our Board was divided into three (3) classes, with staggered three-year terms. On April 6, 2012 our Board amended our Bylaws to remove these classes so that all of our directors would serve one-year terms. Following such Bylaw amendment, each director whose term of office was not scheduled to expire at the 2012 Annual Meeting agreed to forgo their remaining term and stand for election. As a result, each such director relinquished his right to continue to serve the remainder of his three-year term such that all directors will be up for election at the 2012 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. The eight nominees receiving the highest number of affirmative votes will be elected. If a nominee for director receives a greater number of “Withhold” votes than “For” votes that director shall promptly tender to the Nominating and Governance Committee his offer of resignation. Within 90 days, the Committee shall recommend to the Board the action to be taken with respect to such offer of resignation; and the Board shall determine whether or not to accept the director’s resignation. Unless marked otherwise, we will vote proxies returned to us for the nominees named below.

Director Nominees

Set forth below is information regarding each of our directors, including their ages as of April 5, 2012, the periods during which they have served as a director, and certain information as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

Howard A. Bain III, 66, has served on our Board since April 2008. He is also a director of Learning Tree International, Inc., Cyberdefender, Inc. and Facilisys, Inc., a private venture capital financed company. Since 2004, he has been an independent consultant in all aspects of corporate finance. He held Chief Financial Officer positions at several public companies including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. He was a consultant with Arthur Andersen LLP where he was a certified public accountant. Mr. Bain holds a B.S. in Business from California Polytechnic University. Mr. Bain’s significant financial expertise, including his experience as Chief Financial Officer at several public companies, as well as his experience in various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems, and computer disk drives is directly relevant to Nanometrics’ business and his responsibilities to the Board.

J. Thomas Bentley, 62, has served as a director since April 2004. Mr. Bentley served as a Managing Director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley currently serves on the board of directors of Rambus, Inc., a chip interface technology company, and Cortina Systems, Inc., a supplier of intelligent communication solutions. Mr. Bentley holds a B.A. degree in Economics from Vanderbilt University and a Masters of Science in Management from the Massachusetts Institute of Technology. Mr. Bentley’s extensive knowledge of the capital markets, strategic planning and mergers and acquisitions from SVB Alliant provides expertise to our Board in matters regarding the Company’s capital requirements and strategic direction.

Norman V. Coates, 62, has served as a director since August 2009. He previously served on the Nanometrics Board of Directors from 1985 to 2006. Mr. Coates is a successful entrepreneur and businessman and has managed Gem of the River Produce and Coates Vineyards for the past 35 years. In addition to his institutional knowledge from his prior long tenure as a director of the Company, Mr. Coates brings extensive management and entrepreneurial experience to the Board.

Stephen G. Newberry, 58, was appointed as a director in May 2011. Mr. Newberry served as the Chief Executive Officer of Lam Research Corporation, a supplier of wafer fabrication equipment and services, from June 2005 until January 1, 2012 and currently serves as a director and Vice Chairman of Lam Research’s board of directors. From July 1998 to June 2005, Mr. Newberry served as Lam Research’s Executive Vice President and Chief Operating Officer. Prior to that Mr. Newberry held the title of Executive Vice President of Lam Research. Mr. Newberry serves as a director of Semiconductor Equipment and Materials International, the semiconductor industry’s trade association. In addition, he serves as a member of the Haas Advisory Board, Haas School of Business, University of California at Berkeley and as a member of the Dean’s Advisory Council, University of California at Davis Graduate School of Business. Prior to joining Lam Research, Mr. Newberry was Group Vice President of Global Operations and Planning at Applied Materials, Inc. He is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business, Program for Management Development.

William G. Oldham, Ph.D., 73, has served as a director since June 2000 and as lead independent director from May 2007 through August 2008. Dr. Oldham, now Professor Emeritus, was a faculty member at the University of California at Berkeley from 1964 to 2003. He serves on the board of directors of Cymer, Inc., a supplier of light sources for deep ultraviolet photolithography systems. Dr. Oldham holds B.S., M.S. and Ph.D. degrees from the Carnegie Institute of Technology. Dr. Oldham’s qualifications to serve as director include his experience on public and private boards, including his consultation to numerous companies in the semiconductor industry, his scientific background and his industrial and academic experience, including expertise in semiconductor processing and metrology.

Bruce C. Rhine, 54, has served as our Chairman of the Board of Directors since July 2007 and as a director since July 2006. From July 2006 to February 2008, Mr. Rhine served as our Chief Strategy Officer. From March 2007 to August 2007, Mr. Rhine served as our Chief Executive Officer. From 2000 to 2006, Mr. Rhine served as Chairman and Chief Executive Officer of Accent Optical Technologies, Inc. Mr. Rhine holds a B.S. degree in Chemical Engineering and an M.B.A. in Finance from The Pennsylvania State University. In addition to his experience from his prior senior management service to the Company, Mr. Rhine brings extensive industry knowledge and executive management experience to the Board. Mr. Rhine currently serves on the boards of NEXX Systems, Inc., Phoseon Technology Inc., Nor-Cal Products, Inc. and JAMA Software, Inc.

Stephen J Smith, Ph.D., 66, has served as a director since April 2004. Dr. Smith has been a professor in the Department of Molecular and Cellular Physiology at the Stanford University School of Medicine since 1989. He served on the faculty of Yale University from 1980 until 1989. Dr. Smith holds a B.A. degree from Reed College and a Ph.D. from the University of Washington. Dr. Smith’s qualifications to serve as director include his scientific and academic backgrounds in the fields of optics, automated microscopy and digital image analysis. He has extensive industrial consulting experience in areas pertaining to the design and marketing of optical imaging and metrology tools for biotechnology. He teaches numerous courses in microscopy and digital imaging at Stanford and other international expert teaching venues.

Timothy J. Stultz, Ph.D., 64, has served as President, Chief Executive Officer and a director since August 2007. From June 2003 to August 2007, Dr. Stultz served as the President and Chief Executive Officer, and served on the Board of Directors of Imago Scientific Instruments Corporation, a supplier of proprietary 3-D atom probe microscopes to the research materials and microelectronics industries. Prior to Imago, Dr. Stultz served as President and Chief Executive Officer for ThauMDx, a developer of diagnostic systems and technologies for the analysis of biomolecules, drugs and chemicals. Dr. Stultz received his B.S., M.S. and Ph.D. in Materials Science and Engineering from Stanford University. In addition to his institutional knowledge as the executive leader of our Company, Dr. Stultz’s scientific background and significant senior executive management experience in high-tech industries is important to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The full Board of Directors met a total of eight times during the fiscal year ended December 31, 2011. During the fiscal year ended December 31, 2011, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees upon which they served. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Board of Directors has determined that for the fiscal year ended December 31, 2011, all of its directors meet the independence requirements of the NASDAQ Stock Market, with the exception of Timothy J. Stultz, Ph.D.

Directors are encouraged to attend the annual meeting of stockholders.

Audit Committee

The Audit Committee of the Board of Directors oversees our financial reporting, our internal audit and control functions, the results and scope of the annual audit and quarterly reviews conducted by our independent registered public accounting firm, and our compliance with legal matters that may have a significant impact on our financial reports. In addition, the Audit Committee has the responsibility to consider and recommend the engagement of, and to review fee arrangements with, our independent registered public accounting firm. The Audit Committee also monitors transactions between Nanometrics and our officers and directors for any potential conflicts of interest and assists the Board of Directors in its risk oversight role.

During the 2011 fiscal year, the Audit Committee consisted of Howard A. Bain III (chairman), J. Thomas Bentley and Bruce C. Rhine, who replaced William G. Oldham as a member of the Audit Committee effective as of February 23, 2011. Our Board of Directors has determined that each member of our Audit Committee is “independent” within the meaning of the rules of the Securities and Exchange Commission and the Listing Rules of NASDAQ and has the qualifications or previous experience to be able to read and understand financial statements. Further, the Board of Directors has determined that each of Mr. Bain, Chairman of the Audit Committee, and Mr. Bentley qualify as “audit committee financial expert(s),” as such term is used in the Securities and Exchange Commission rules. The Audit Committee met nine times during the 2011 fiscal year.

The report of the Audit Committee is included on page 28 of this proxy statement. The Board of Directors has adopted a written Audit Committee Charter, which is available on our website at www.nanometrics.com/investor/governance.html.

Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, including incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs. During the 2011 fiscal year, the Compensation Committee reviewed and approved our compensation policies and programs for the chief executive officer as well as established and had oversight with regard to the compensation of other executive officers of Nanometrics. The Committee also has the responsibility to recommend to the Board of Directors a compensation program for non-employee members of the Board of Directors.

The Compensation Committee is responsible for approving the grant of stock options and stock awards to our employees under our equity compensation plans. The Compensation Committee has delegated to Nanometrics’ officers the authority, within certain parameters, to approve the grant of stock options with respect to employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act. The Compensation Committee also assists the Board of Directors in assessing the risks, if any, associated with the Company’s overall compensation policies.

During the 2011 fiscal year, the Compensation Committee consisted of J. Thomas Bentley (chairman), William G. Oldham and Bruce C. Rhine, who replaced Stephen J Smith, Ph.D. as a member of the Compensation Committee effective February 23, 2011. Stephen Newberry joined the Compensation Committee in August 2011. Mr. Rhine resigned from the Compensation Committee on March 5, 2012. Each current member of our Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is “independent” within the meaning of the Listing Rules of NASDAQ. The Compensation Committee met eight times during the 2011 fiscal year.

The report of the Compensation Committee is included on page 23 of this proxy statement. The Board of Directors has adopted a written Compensation Committee Charter, which is available on our website at www.nanometrics.com/investor/governance.html.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors in identifying and qualifying candidates to join the Board of Directors and addresses various governance issues. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees. Its general policy is to assess the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event those vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee will consider recommending various potential candidates to fill such vacancies. Candidates may come to the attention of the Nominating and Governance Committee through its current members, stockholders or other persons. Pursuant to the Nominating and Governance Committee charter, the Committee will consider properly submitted stockholder nominations for candidacy. Nominees may be submitted by stockholders in accordance with Nanometrics’ Bylaws as discussed under “Shareholder Proposals” above. Director candidates submitted by stockholders will be considered under the same criteria as candidates recommended by directors or others.

The Nominating and Governance Committee has no specific, minimum qualifications for director candidates. In general, however, persons considered for Board of Directors positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict or appear to conflict with the interests of Nanometrics and be willing and able to commit the necessary time for Board of Directors and committee service.

The Nominating and Governance Committee also recommends to our Board of Directors certain guidelines regarding corporate governance and standards regarding the independence of outside directors applicable to Nanometrics and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of NASDAQ and the Securities and Exchange Commission. The Nominating and Governance Committee also monitors our Board of Directors, and the Company’s compliance with any commitments made to our regulators and changes in corporate governance practices.

The Nominating and Governance Committee does not have a stated policy with regard to diversity of the Board, however, the Committee believes that Board members should represent a balance of diverse backgrounds and skills, including marketing, finance, manufacturing, engineering, science, and international experience.

During the 2011 fiscal year, the Nominating and Governance Committee consisted of William G. Oldham (chairman), Stephen J Smith, Ph.D, and Norman V. Coates. Effective as of February 23, 2011, William G. Oldham was appointed as the chairman in place of Stephen J Smith, Ph.D. Our Board of Directors has determined that each of the directors serving on our Nominating and Governance Committee is “independent” within the meaning of the Listing Rules of NASDAQ.

The Nominating and Governance Committee met six times in the 2011 fiscal year.

The Board of Directors has adopted a written Nominating and Governance Committee Charter, which is available on our website at www.nanometrics.com/investor/governance.html.

Board Structure

Bruce C. Rhine serves as the Chairman of the Board and Timothy J. Stultz, Ph.D. serves as both the Chief Executive Officer and a director of the Company. We believe that having a separate Chairman and Chief Executive Officer is appropriate and corporate governance best practice. From July 2006 to February 2008, Mr. Rhine served as our Chief Strategy Officer, and from March 2007 to August 2007 Mr. Rhine served as our Chief Executive Officer. Because of his previous high level executive roles with the Company, Mr. Rhine is intimately familiar with the Company’s business and industry, and very capable of effectively identifying strategic priorities, leading discussions of the Board of Directors and defining the Company’s strategic objectives. Mr. Rhine became an independent member of the Board effective February, 2011 due to the passage of time subsequent to his previous management role with the Company. Dr. Stultz, as the Chief Executive Officer, is the individual selected by the Board of Directors to manage the Company on a day-to-day basis, and his prior experience and direct involvement in the Company’s operations allows him to provide valuable insights with respect to strategic planning and the operational requirements to meet the Company’s short- and long-term objectives. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry.

The Board’s Role in Risk Oversight

One of the Board’s primary responsibilities is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. The Audit Committee assists the Board in oversight and monitoring of the legal and financial risks facing the Company, and management’s approach to addressing these risks and strategies for risk mitigation. The Audit Committee is also responsible for discussing guidelines and policies governing the process by which management and other persons responsible for risk management, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with the Company’s management and independent auditors. The Board addresses, at least annually, the principal current and future risk exposures of the Company. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputation risks.

Voting For Directors – Majority Vote Policy

If a nominee for director in an uncontested election receives a greater number of “withhold” votes for election than “for” votes (“Majority of Withhold”), that director shall promptly tender to the Board his or her offer of resignation. If a director receives a Majority Withheld Vote, our Nominating and Corporate Governance Committee (or such other committee as our Board may appoint) shall make a recommendation to our Board, which will decide whether to accept or reject the resignation previously tendered by such director.

Our Board shall act on the tendered resignation, taking into account the recommendation of such committee, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the recommendation of the committee or deliberations of the Board with respect to his or her resignation. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute less than a majority of directors, all directors may participate in the action regarding whether to accept the resignation offers. If a director’s resignation is not accepted by our Board, the director shall continue to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board, then the Board, in its sole discretion, shall fill any resulting vacancy or decrease the size of the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. We post our Code of Business Conduct and Ethics on our website at: www.nanometrics.com/investor/governance.html.

Stockholder Communication Policy

We have established a formal process for stockholders to send communications to the Board of Directors or to individual directors. The names of all directors are available to stockholders in this proxy statement. Stockholder communications may be submitted in writing to Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Attention: Office of the Secretary. If we receive any stockholder communication intended for the full Board of Directors or any individual director, we will forward the communication to the full Board of Directors or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate.

Related Person Transaction Policy

Nanometrics has a written policy regarding related party transactions that requires that the Audit Committee review any transaction or series of transactions in excess of $50,000 in any year between Nanometrics, on the one hand, and an officer, director or 5% or greater stockholder, on the other. Nanometrics’ Chief Financial Officer has the responsibility for bringing the facts concerning a proposed related party transaction to the Audit Committee. The policy permits approval only in the event of a finding that the transaction is on terms no less favorable than would have been obtained in an ordinary arms-length transaction with an independent third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of Nanometrics common stock as of April 5, 2012, by each director, by each of the named executive officers, by all directors and executive officers as a group, and by all persons known to Nanometrics to be the beneficial owners of more than 5% of Nanometrics stock. Unless otherwise indicated, the address of each executive officer or director of Nanometrics is 1550 Buckeye Drive, Milpitas, CA 95035. As of the close of business on April 5, 2012, there were 23,452,165 shares of common stock outstanding.

	Amount and Nature of Beneficial Ownership (1) Shares
Name Of Beneficial Owner – Principal Stockholders	Shares	Stock Options Exercisable Within 60 Days Of 4/5/2012	Total Shares Beneficially Owned	Percent Of Class
Wellington Management Company, LLP (2)	2,269,024	—	2,269,024	9.5%
BlackRock, Inc. (3)	1,529,438	—	1,529,438	6.4%
Cortina Asset Management, LLC (4)	1,292,792		1,292,792	5.4%

Name Of Beneficial Owner – Directors And Officers	Shares	Stock Options Exercisable Within 60 Days Of 4/05/2012	Total Shares Beneficially Owned	Percent Of Class
Bruce C. Rhine (5)	855,447	147,531	1,002,978	4.2%
Norman Coates (6)	934,445	3,333	937,778	3.9%
Howard A. Bain III (7)	15,203	21,705	36,908	*
J. Thomas Bentley	22,737	12,911	35,648	*
William G. Oldham, Ph.D.	9,815	22,911	32,726	*
Stephen J Smith, Ph.D.	12,537	20,409	32,946	*
Stephen G. Newberry	2,382	1,316	3,698	*
Timothy J. Stultz, Ph.D.	81,320	179,791	261,111	1.1%
Bruce A. Crawford	42,701	38,691	81,392	*
Ronald Kisling	15,000	9,531	24,531	*
Nancy E. Egan	5,000	0	5,000	*
All officers and directors as a group (11 persons)	1,996,587	458,129	2,454,716	10.27%

*	Less than 1%
(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.
(2)	According to a Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP (“Wellington Management”), may be deemed to be the beneficial owner of 2,269,024 shares of common stock. The address of Wellington Management is 280 Congress Street, Boston, MA 02210.
(3)	According to a Schedule 13G filed with the SEC on February 9, 2012, BlackRock, Inc., may be deemed to be the beneficial owner of 1,529,438 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(4)	According to a Schedule 13G filed with the SEC on January 26, 2012, Cortina Asset Management, LLC, may be deemed to be the beneficial owner of 1,292,792 shares of common stock. The address of Cortina Asset Management, LLC is 825 N. Jefferson Street, Suite 400, Milwaukee, WI 53202.
(5)	Shares held of record by Mr. Rhine and his spouse.
(6)	Includes (i) 1,985 shares held of record by Mr. Norman Coates and (ii) 932,460 shares held of record by the Vincent J. Coates Separate Property Trust, U/D/T dated August 7, 1981, for which Mr. Coates acts as a trustee.
(7)	Shares held of record by Mr. Bain and his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish Nanometrics with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, we believe that our executive officers, directors and greater than 10% stockholders have complied with all applicable filing requirements except for (i) one report for Ms. Nancy E. Egan, reporting two transactions; and ii) 25 Form 4/A’s relating to the correction of administrative errors on Form 4’s filed on behalf of our directors beginning September of 2008 through September 2009. There were five corrections each for Messrs. Bain, Bentley, Oldham, Rhine and Smith.

EXECUTIVE COMPENSATION

2011 Compensation Discussion and Analysis

Philosophy and Objectives

Nanometrics’ named executive officer compensation program is intended to enable us to attract, retain and motivate key executives and to align their interests to those of the stockholders by tying executive compensation to our short-term and long-term performance. The Compensation Committee acts on behalf of the Board of Directors and, by extension, on behalf of our stockholders, to establish, implement and continually monitor adherence with our compensation philosophy. The Compensation Committee’s philosophy is to design a compensation package that balances the need for executive alignment in terms of producing short-term and long-term enhanced stockholder value while maintaining retention and motivation through appropriate incentives using both internal equity and external market information relative to our industry and size. The Compensation Committee ensures that the total compensation paid to our named executive officers is competitive and consistent with our compensation philosophy.

The Compensation Committee’s principal objectives are to: (a) develop, recommend and approve compensation packages that are aligned with our philosophy; (b) link executive compensation to the achievement of financial, management or other performance goals and; (c) support our culture and core values by promoting equity among the executive team and maintaining the competitiveness of our overall compensation when compared with external opportunities.

Philosophy and Objectives Applied

The Compensation Committee relied on an independent outside compensation consulting firm, Compensia, Inc. (“Compensia”), and our human resources department to provide information and recommendations to establish specific compensation packages for our named executive officers for the 2011 fiscal year ended December 31, 2011.

Our executive compensation packages for the 2011 fiscal year included three primary components; base salaries, cash bonus award opportunities and long-term incentive awards. Other elements included limited perquisites, other benefits (including retirement, health, and welfare benefits), and severance arrangements. The three primary components were considered individually and in the aggregate to assess their competitiveness and to determine how they will retain our executives and motivate them to create short-term and long-term enhanced stockholder value.

In our review of our named executive compensation for the 2011 fiscal year, we considered publicly available market data for companies which tend to include similarly-sized semiconductor and semiconductor capital equipment firms for each executive in a like or similar role. Our peer group companies considered for the 2011 fiscal year are listed below.

2011 Fiscal Year Peer Group Companies
Axcelis Technologies	Keithley Instruments
Cascade Microtech	LTX-Credence
Cohu	Mattson Technology
Electro Scientific Industries	Rudolph Technology
FormFactor	Semitool
FSI Int’l	Ultratech
Intevac	Zygo

The Companies above were selected because they operate in our industry or similar industries, are comparable to Nanometrics in terms of blended revenue based on both survey data and proxy data (revenues $50 million to $200 million, average of approximately $114.2 million) and/or market capital ($51.6 million to $434.5 million). We gathered data with respect to base salary, target bonus awards and all equity awards, including stock options and restricted stock units. We generally do not gather data regarding deferred compensation or employee benefits such as 401(k) or health care coverage generally available to broad groups of employees. Compensia, our independent compensation consulting firm, is charged with gathering the market data and assisting in informing the Compensation Committee using their marketplace expertise and the market data gathered.

While the market data may identify a certain percentile of the market in which we operate with regard to base, bonus or long-term incentives, the Compensation Committee did not target any specific percentile but instead looked at each element as compared to the total targeted cash package and the various components with the desired results, internal equity and the information provided and then decided if a change to compensation was warranted or not. The Compensation Committee then consulted with our Chief Executive Officer with respect to the appropriate compensation for the executives who report to him: Mr. Crawford, our Chief Operating Officer; Mr. Kisling, our new Chief Financial Officer; and Ms. Egan, our new General Counsel. The Chief Executive Officer reviewed the experience and qualifications of our new executives and Mr. Crawford’s performance, using the elements and framework described under “2011 Executive Compensation Components” below, and made recommendations to the Compensation Committee about the structure of the overall compensation program and individual compensation arrangements. This framework provided a guide for the Compensation Committee’s deliberations and recommendations regarding proposals for salary increases, bonus awards and long-term equity incentive awards for each executive position. The Compensation Committee considered those factors that are controllable by management such as expenses and cash, revenue attainment to some extent, as well as account penetration and long-term stockholder value delivery. The Compensation Committee did not apply formulas or assign specific mathematical weights to the peer group data or any of the factors discussed above, but rather exercised its business judgment and discretion to make a subjective determination after considering all of these measures collectively. The Compensation Committee then came to a conclusion based on the framework outlined above to approve an appropriate compensation package for each executive.

2011 Executive Compensation Components

For the 2011 fiscal year ended December 31, 2011, the principal components of compensation for named executive officers, Messrs. Stultz, Crawford, Kisling and Ms. Egan were:

•	Base salary;

•	Bonus;

•	Stock option grants;

•	Restricted stock unit (RSU) grants; and

•	Retirement and other benefits.

Nanometrics has chosen these components because we believe that each supports achievement of one or more of our compensation objectives, and that together they have proven to be effective in this regard. The use of each compensation component is based on a determination by the Compensation Committee of the importance of each compensation objective in supporting our business and talent strategies. These components are commonly used for executives at companies within our peer group and therefore, we find these to be appropriate in our talent retention strategy. This determination varies for each executive officer depending on a number of factors, including but not limited to, scope of his or her responsibilities, leadership skills and values, individual performance and length of service with Nanometrics. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination after considering all of these measures collectively.

Base Salary

Base salaries serve as the foundation of Nanometrics’ compensation program. Other executive compensation elements, including annual short-term incentives and long-term incentives, are derived by weighing them against base salary. Nanometrics provides named executive officers with base salaries to compensate them for services rendered during the fiscal year and sets base salaries at levels which the Compensation Committee believes will effectively attract and retain top talent. Base salaries for named executive officers are determined for each executive based on their experience, position and responsibility as well as the contribution that they bring to the Company through performance. During its annual review of base salaries for executives, the Compensation Committee primarily considers:

•	the salaries of executive officers in similar positions at our peer group companies as discussed in the above section entitled “Philosophy and Objectives Applied;”

•

our financial performance over the past year based upon the ability to achieve Board-approved financial metrics including revenue targets, operating income targets and other operating results metrics; and

•

the individual performance of each named executive officer, their duties and areas of responsibility on a subjective basis, which may include, among other things: span of control, ability to influence, manage and produce results that increase profitability of the Company; and ability to streamline and create efficiencies in the organization.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Salaries are reviewed and determined by the Compensation Committee after reviewing salary data supplied by Compensia, which uses peer comparison groups, as well as consideration of the compensation for our executives on a Company-wide basis, based on their relative duties and responsibilities. Stock price performance has not been a direct factor in determining annual base salary compensation because the price of our common stock is subject to a variety of factors outside of our control. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding each executive’s base salary after considering all of these measures collectively.

Bonus

The Compensation Committee views cash bonuses as part of its performance-based compensation program designed to align the recipient’s interests with our annual goals and objectives and our stockholders’ interests.

For the 2011 fiscal year, the Compensation Committee established an Executive Performance Bonus Plan whereby both Dr. Stultz had a target bonus opportunity equal to 75% of his base salary, Mr. Crawford had a bonus opportunity equal to 70% of his base salary, Mr. Moniz, our former Chief Financial Officer, had a target bonus opportunity equal to 50% of his base salary, Mr. Kisling had a target bonus opportunity equal to 50% of his base salary (pro-rated to reflect his starting date of March 14, 2011), Ms. Egan had a target bonus opportunity equal to 40% of her base salary (pro-rated to reflect her starting date of October 31, 2011), which bonus would be triggered upon the Company’s achievement of 100% of certain metrics established in the Annual Operating Plan, which was approved by the Board of Directors. Target bonus opportunities for each executive officer are reviewed and determined by the Compensation Committee after considering bonus award data supplied by Compensia, which uses peer comparison groups, as described under our section “Philosophy and Objectives Applied” above, as well as consideration of the compensation for our executives based on their relative duties and responsibilities. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding each executive’s target bonus opportunity after considering all of these measures collectively.

The target bonus opportunity is divided into the following three discrete components: (i) 40% of the bonus opportunity is based on the achievement of an Annual Operating Plan revenue target, (ii) 40% of the bonus opportunity is based on the achievement of an Annual Operating Plan non-GAAP operating income target, and (iii) 0% - 20% of the bonus opportunity is discretionary and determined by the Board. The maximum award that an executive is entitled to receive under the 2011 Executive Performance Bonus Plan is: (a) an amount equal to three times the target bonus with respect to the revenue and operating income components, and (b) with respect to the discretionary component, a fixed amount equal to 20% of the bonus opportunity. In addition, the 2011 Executive Performance Bonus Plan provided that no portion of the revenue component would be awarded if the Company’s actual annual revenue fell below 80% of the Annual Operating Plan revenue target, and that no portion of the operating income component would be awarded if the Company’s actual operating income fell below 60% of the Annual Operating Plan non-GAAP operating income target. The Annual Operating Plan revenue target for the 2011 fiscal year was $229.83 million and the non-GAAP operating income target was $67.10 million.

For the 2011 fiscal year, the Company achieved revenue of $230.06 million and non-GAAP operating income of $60.71 million, and the Board awarded the discretionary portion of the bonus at 15% based on their subjective determination of the executive’s contributions during the year, including the successful completion of the Company’s strategic initiatives, As a result, Dr. Stultz and Messrs. Crawford and Kisling and Ms. Egan were entitled to, and received, under the 2011 Executive Performance Bonus Plan, cash bonuses in the amounts of $296,997, $215,236, $111,811 and $14,326, respectively.

Long-Term Incentive Compensation

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders of the Company and the Company’s employees, particularly its executive officers, and serve to motivate executives to make decisions that will, in the long run, optimize returns to stockholders. Equity compensation plans also enable us to provide an opportunity for increased equity ownership by executives and maintain competitive levels of total compensation.

Stock Option Grants. Mr. Kisling and Ms. Egan received stock option awards during the 2011 fiscal year in connection with their hiring. The Compensation Committee determined the size of these stock option awards based on an analysis of peer group data related to the size of equity awards, as described under our section “Philosophy and Objectives Applied” above, and other relevant factors, including peer group competitive data and the long-term incentives with respect to each named executive officer. The Compensation Committee did not exclusively consider a specific target percentile, but instead considered proposed equity awards in the context of each executive’s cash and total compensation package. In addition, the Compensation Committee considered other factors when determining each executive’s equity compensation, including resulting alignment with the interests of the Company’s stockholders; such executive’s position within the organization and the appropriate level of equity compensation for such position relative to others in the organization’s hierarchy; such executive’s anticipated contributions to the Company’s financial, operational and general performance; the Company’s stock price and the Black-Scholes value of such awards. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding each executive’s stock option grants after considering all of these measures collectively. The Compensation Committee did not consider awarding stock options to Dr. Stultz and Mr. Crawford during the 2011 fiscal year because they determined their compensation, including stock option awards, for the 2011 fiscal year, late in our 2010 fiscal year. As a result, those stock option awards were reported in our proxy statement for the 2011 annual meeting of stockholders.

Restricted Stock Unit Grants. Mr. Kisling and Ms. Egan received restricted stock unit awards during the 2011 fiscal year in connection with their hiring. Similar to stock options, the Compensation Committee believes that restricted stock units (“RSUs”), which increase in value as the market price of our common stock increases, both align our executives to work toward the longer term goal of creating stockholder value and provide retention value. RSUs align the interests of our executives to the interests of our stockholders because an executive that holds RSUs is exposed to the same market risks to which our stockholders are exposed. RSU award levels for 2011 were determined based on an analysis of peer group data related to the size of equity awards as described under our section “Philosophy and Objectives Applied” above, and other relevant factors, including peer group competitive data. The Compensation Committee did not exclusively consider a specific target percentile, but instead considered proposed RSU awards in the context of each executive’s cash and total compensation package. In addition, the Compensation Committee considered other factors when determining each executive’s RSU award, including resulting alignment with the interests of the Company’s stockholders; such executive’s position within the organization and the appropriate level of equity compensation for such position relative to others in the organization’s hierarchy; such executive’s anticipated contributions to the Company’s financial, operational and general performance; the Company’s stock price and the Black-Scholes value of such awards. The Compensation Committee did not apply formulas or assign specific mathematical weights to any of these factors, but rather exercised its business judgment and discretion to make a subjective determination regarding whether to restricted stock units to each executive. The Compensation Committee did not consider awarding restricted stock units to Dr. Stultz and Mr. Crawford during the 2011 fiscal year because they had already determined their compensation for the 2011 fiscal year late in our 2010 fiscal year. As a result, these compensation decisions have been discussed in our proxy statement for the 2011 annual meeting of stockholders.

Retirement and Other Benefits

All employees in the United States, including the named executive officers, are eligible to participate in our 401(k) plan, medical, dental and vision insurance, employee stock purchase plan, as well as our life and disability insurance policy. Nanometrics’ 401(k) Plan and other generally available benefits programs allow us to remain competitive for employee talent, and we believe that the availability of these benefits programs generally enhances employee productivity and loyalty to Nanometrics. The main objectives of Nanometrics’ benefits programs are to give employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, all in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual named executive officer’s total compensation or equity award package.

Perquisites

Nanometrics provides certain executive officers with a limited number of perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. Although the Compensation Committee seeks the advice of the human resources department on general market competitiveness for these benefits, it does not use a formal benchmarking process.

Severance Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Nanometrics and its stockholders. Accordingly, the Compensation Committee has taken steps to encourage the continued attention, dedication and continuity of members of our management to their assigned duties without the distraction that may arise from the potential termination of employment. Specifically, the Company has entered into agreements with its four named executive officers providing for severance payments and benefits upon a termination of employment without cause or resignation for good reason, and in connection with a “change in control” of Nanometrics, as described in greater detail below in the section headed “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” In addition, the Company has entered into agreements with its CEO, Dr. Stultz, and its COO Mr. Crawford providing for severance payments and benefits upon a termination of employment without cause or resignation for good reason outside of a change of control situation, also described in greater detail in the section headed “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”.

In order to aid the Compensation Committee in determining such severance payments and benefits, the Compensation Committee analyzes data and suggestions from Compensia as well as the Company’s human resources department, which information includes comparing such amounts against the Company’s peer group, but did not benchmark to any specific percentile, but rather exercised its business judgment and discretion to make a subjective determination after considering this information. The peer group used in this analysis is the same peer group that we consider in connection with our analysis and determination of the total compensation packages for our executives (outlined above under “Philosophy and Objectives Applied”).

After considering industry practices and reviewing the policies and practices of the companies in our peer group, the Compensation Committee determined that the Company’s severance and benefits agreements are necessary and appropriate in substance and scope to provide competitive compensation to the types of individuals that the Company desires to attract, hire and retain. The Compensation Committee also believes that these agreements are consistent with our overall compensation philosophy. The Compensation Committee continues to periodically monitor industry practice in this area to ensure that these agreements remain consistent with industry practice and our overall compensation philosophy of targeting the competitive median while preserving our ability to attract and retain key executives.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers both tax and accounting related implications as they apply and as they evolve.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain executive officers, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. We believe that compensation paid under the management long term incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s executive officers.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of Nanometrics and that Nanometrics could lose an income tax deduction for such payments. We have not provided any executive with a tax “gross up” or other reimbursement for tax amounts the executive might be required to pay under Section 4999 or Section 280G of the Internal Revenue Code.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event that an executive defers compensation under a compensation plan that does not meet the requirements of Section 409A. We believe that we are operating in good faith compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements thereof.

Results of 2011 Shareholder Advisory Vote to Approve Executive Compensation

At our 2011 annual meeting of stockholders, the Company requested our stockholders to approve, on an advisory (non-binding) basis, the compensation paid to our executive officers as reported in the proxy statement for the 2011 annual meeting. Our stockholders expressed substantial support for our executive compensation, with approximately 99.5% of the shares present and entitled to vote voting for approval of the “say on pay” advisory vote on executive compensation. Because of the high level of support expressed by our stockholders for the 2010 fiscal year executive compensation, the Compensation Committee has continued to apply a similar approach for executive compensation decisions and policies.

2011 Summary Compensation Table

The following table sets forth the compensation for the past three fiscal years for (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) each of our three most highly compensated executive officers (or such lesser number of executive officers as we may have) not serving as Chief Executive Officer or Chief Financial Officer; and (iv) up to an additional two individuals that would have been included under item (iii) but for the fact that the individuals were not serving as executive officers as of December 31, 2011, all of whom are collectively referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Fiscal Year 2011

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Award ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dr. Timothy J. Stultz President, Chief Executive Officer and Director	2011	$425,000	—	—	—	$296,997	$26,641	(2)	$748,638
	2010	$395,473	—	—	$811,860	$600,000	$28,504		$1,835,837
	2009	$330,600	$25,000	$411,600	$369,655	—	$19,280		$1,156,135
Bruce A. Crawford Chief Operating Officer	2011	$330,000	—	—	—	$215,236	$22,155	(3)	$567,391
	2010	$324,986	—	—	$439,758	$515,000	$5,665		$1,285,409
	2009	$289,385	—	$243,300	$230,087	—	$4,528		$767,300
Ronald W. Kisling(4) Chief Financial Officer	2011	$242,308	—	$161,600	$293,892	$111,811	$14,337	(5)	$823,948
Nancy E. Egan(6) General Counsel	2011	$37,154	—	$86,150	$208,268	$14,326	—		$345,898
James P. Moniz(7) Chief Financial Officer	2011	$81,809	$37,500	—	—	—	$8,638	(8)	$127,947
	2010	$291,923	—	—	—	$360,000	$4,595		$656,518
	2009	$231,923	—	$153,480	$170,627	—	$4,400		$560,430

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of stock options and restricted stock units calculated for financial statement reporting purposes, as determined pursuant to ASC Topic 718, but excluding any effect of any estimated forfeitures. The assumptions used to calculate the value of awards are set forth under Note 5 of the Notes to Consolidated Financial Statements included in Nanometrics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012.
(2)	Consists of payments made to Dr. Stultz of $14,400 for auto allowance, $7,841 for health care reimbursement extended to officers and directors and $4,400 in 401(k) employer matching benefit.
(3)	Consists of payments made to Mr. Crawford of $17,755 for health care reimbursement extended to officers and directors and $4,400 in 401(k) employer matching benefit.
(4)	Mr. Kisling joined the Company as our Chief Financial Officer on March 14, 2011.
(5)	Consists of payments made to Mr. Kisling of $10,183 for health care reimbursement extended to officers and directors and $4,154 in 401(k) employer matching benefit.
(6)	Ms. Egan joined the Company as our General Counsel on October 31, 2011.
(7)	Mr. Moniz served as the Company’s Chief Financial officer until March 14, 2011, and continued to be employed by the Company to assist in the transition until April 1, 2011, the date of Mr. Moniz’s retirement. Mr. Moniz received a cash bonus award in the amount of $37,500 for the successful transition to Mr. Kisling.
(8)	Consists of payments made to Mr. Moniz of $4,238 for health care reimbursement and $4,400 in 401(k) employer matching benefit.

2011 Grants of Plan-Based Awards Table

The following table sets forth information with respect to grants of plan-based awards during the 2011 fiscal year that ended December 31, 2011 to each of the named executive officers.

GRANTS OF PLAN BASED AWARDS TABLE

For Fiscal Year 2011

					All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price Of Option Awards ($/sh)	Grant Date Fair Value Of Stock And Options Awards ($)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (4)			Number Of Shares Of Stock Or Units (#)(1)	Number Of Securities Underlying Options (#)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Timothy J. Stultz	—	$0	$318,750	$828,750	—	—	—	—
Bruce A. Crawford	—	$0	$231,000	$600,600	—	—	—	—
Ronald W. Kisling	3/14/2011	—	—	—	10,000	—	—	$161,600
	3/14/2011	—	—	—	—	30,000	$16.16	$293,892
	—	$0	$120,000	$312,000	—	—	—	—
Nancy E. Egan	11/14/2011	—	—	—	5,000	—	—	$86,150
	11/14/2011	—	—	—	—	20,000	$17.23	$208,268
	—	$0	$15,375	$39,976	—	—	—	—
James P. Moniz	—	$0	$150,000	$390,000	—	—	—	—

(1)	Restricted stock units vest at a rate of 1/3rd per year on each of the first, second and third anniversaries of the grant date.
(2)	Stock options vest 1/4th on the first anniversary of the grant date and the remainder vests monthly over the following three years.
(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the grant date fair value calculated for financial statement reporting purposes, as determined pursuant to ASC Topic 718, but excluding the effect of any estimated forfeitures. The assumptions used to calculate the value are set forth under Note 5 of the Notes to the Consolidated Financial Statements included in Nanometrics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012.
(4)	Cash bonus award targets and maximums are calculated on a pro-rata basis from the date of hire.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s 401(k) savings plan allows employees to contribute up to 100% of their annual compensation to the plan on a pre-tax or after tax basis, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The plan provides a 20% match by the Company of all employee contributions.

In the 2011 fiscal year, all corporate officers and non-employee directors were eligible to participate in a Nanometrics self-funded Executive Reimbursement Plan (which plan was previously administered by Phillips Administrative Services, and is currently administered by Benefit and Risk Management Services), which plan is intended to supplement our basic health plan by reimbursing expenses that are not covered by our health plan. Dr. Stultz is also entitled to a car allowance. Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended December 31, 2011, are included in the “Summary Compensation Table” on page 17. All such perquisites are taxable to the executive and included as a portion of such executive’s wages.

Outstanding Equity Awards at Fiscal Year 2011 Table

The following table sets forth the number of shares covered by both exercisable and un-exercisable stock options held by each of the named executive officers at the end of the 2011 fiscal year that ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011 TABLE

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)				Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date		Exercisable	Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Timothy J. Stultz	11/17/2009	(2)	—	—			6,666	$122,788
	11/16/2010	(3)	32,500	87,500	$11.37	11/16/2017	—	—
	11/17/2009	(4)	34,722	15,278	$13.08	11/17/2016	—	—
	11/19/2008	(4)	40,000	—	$0.98	11/19/2015	—	—
	8/29/2007	(5)	80,000	—	$7.35	8/29/2017
Bruce A. Crawford	11/17/2009	(2)					3333	$61,393
	11/16/2010	(3)	17,604	47,396	$11.37	11/16/2017
	11/17/2009	(4)	17,361	7,639	$13.08	11/17/2016
	9/3/2009	(6)	1,377	2,066	$7.50	9/3/2016	—	—
	2/25/2009	(4)	555	1,112	$1.17	2/25/2016	—	—
Ronald W. Kisling	3/14/2011	(2)	—	—	—	—	10,000	$184,200
	3/14/2011	(7)	—	30,000	$16.16	3/14/2018	—	—
Nancy E. Egan	11/14/2011	(2)	—	—	—	—	5,000	$92,100
	11/14/2011	(7)	—	20,000	$17.23	11/14/2018	—	—
James P. Moniz	—		—	—	—	—	—	—

(1)	The closing market price of Nanometrics Common Stock on December 30, 2011, the last trading day of our 2011 fiscal year, was $18.42.
(2)	Restricted Stock Units vest at a rate of 1/3rd per year on each of the first, second and third anniversary of the grant date.
(3)	Options vest in equal monthly installments over a total of four years, and have a term of seven years.
(4)	Options vest in equal monthly installments over a total of three years, and have a term of seven years.
(5)

Dr. Stultz received a stock option award of 200,000 options in connection with his hiring that vest and become exercisable 1/3rd in the first year, the remainder monthly thereafter for a total of three years. The e grant has a term of ten years.

(6)

Mr. Crawford had 16,425 options cancelled and re-granted in connection with our stock option exchange. The new option vests and becomes exercisable 1/3rd immediately with the remainder vesting monthly on a pro-rata basis beginning on the 13th month following the grant date.

(7)

Mr. Kisling and Ms. Egan each received an award of stock options in connection with their respective hiring that vest and become exercisable 1/4th on the first anniversary of the grant date and the remainder in equal monthly installments over the following three years.

Option Exercises and Stock Vested Table

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during the 2011 fiscal year that ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

For Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number Of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Timothy J. Stultz	165,000	$1,842,550	6,667	$115,606
Bruce A. Crawford	140,985	$1,541,520	3,333	$57,794
Ronald W. Kisling	—	—	—	—
Nancy E. Egan	—	—	—	—
James P. Moniz	17,811	$204,172	—	—

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

In February 2010, Nanometrics entered into amended executive severance agreements with each of Dr. Stultz and Mr. Crawford. In March 2011 and October 2011, Nanometrics entered into executive severance agreements with Mr. Kisling and Ms. Egan, respectively. The agreements each provide that, in the event of such officer’s termination without cause or resignation for good reason within twelve (12) months of a change of control, such officer shall receive (i) a payment equal to such officer’s then-current annual base salary, (ii) a payment equal to the most recent bonus actually received by such officer, (iii) subject to such officer’s satisfaction of certain eligibility requirements, reimbursement of COBRA premiums for a period of (1) year, and (iv) acceleration of all of such officer’s outstanding unvested shares; provided that the maximum amount that such officer is entitled to receive under (i) above (base salary severance) and (ii) above (bonus severance) shall not exceed two times such officer’s then-current base salary, calculated on a pre-tax basis.

In addition, the agreement with Dr. Stultz provides that, in the event of his termination without cause, Dr. Stultz shall receive (i) his then-current base salary and any accrued or earned bonus, paid on normal paydays for a period of six (6) months, and (ii) subject to his satisfaction of certain eligibility requirements, reimbursement of COBRA premiums for a period of (6) months. The agreement with Mr. Crawford further provides that, in the event of his termination without cause or resignation for good reason, (i) his then-current annual base salary on normal paydays for a period of six (6) months, (ii) subject to such officer’s satisfaction of certain eligibility requirements, reimbursement of COBRA premiums for a period of one (1) year, and (iv) acceleration of the portion of his unvested equity compensation awards that would have vested if his termination had occurred on the first anniversary of such termination date.

In addition, under the terms of our 2005 Equity Incentive Plan, in the event of a merger or change in control in which outstanding stock options or restricted stock units held by the named executive officers are not assumed or substituted with stock options or restricted stock units of the surviving company, such awards will vest and become fully exercisable or payable.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 30, 2011, which was the last business day of our 2011 fiscal year that ended December 31, 2011.

		Not In Connection With A Change Of Control	In Connection With A Change Of Control
Name	Benefit	Termination Without Cause / Good Reason($)	Termination Without Cause, For Good Reason Or Due To Disability or Death ($)
Timothy J. Stultz	Severance pay	$212,500	$425,000
	Equity vesting acceleration (1)	0	$821,247
	Bonus	$152,111	$600,000
	Health care benefits continuation	$8,018	$16,037
	Total value:	$372,629	$1,687,284	(2)

		Not In Connection With A Change Of Control	In Connection With A Change Of Control
Name	Benefit	Termination Without Cause / Good Reason($)	Termination Without Cause, For Good Reason Or Due To Disability or Death ($)
Bruce A. Crawford	Severance pay	$165,000	$330,000
	Equity vesting acceleration (1)	$260,152	$478,071
	Bonus	0	$515,000
	Health care benefits continuation	$23,433	$23,433
	Total value:	$448,585	$1,161,504	(2)
Ronald W. Kisling	Severance pay	0	$300,000
	Equity vesting acceleration (1)	0	$252,000
	Bonus	0	0
	Health care benefits continuation	0	$14,640
	Total value:	0	$566,640
Nancy E. Egan	Severance pay	0	$230,000
	Equity vesting acceleration (1)	0	$115,900
	Bonus	0	0
	Health care benefits continuation	0	$8,835
	Total value:	0	$354,735
James P. Moniz (3)	Severance pay	0	0
	Equity vesting acceleration (1)	0	0
	Bonus	0	0
	Health care benefits continuation	0	0
	Total value:	0	0

(1)	Represents the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our named executive officers as of December 30, 2011 (the last business day of the 2011 fiscal year) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of December 30, 2011 calculated based on the closing market price of our stock on December 30, 2011 ($18.42). Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on December 30, 2011 ($18.42).
(2)	The change of control agreements provide that payments to the executive representing base pay and bonus upon change of control may not exceed 2 times the executive’s annual base salary.
(3)	Mr. Moniz acted as the Company’s Chief Financial Officer until March 14, 2011, and then continued to be employed by the Company and assist in the transition until April 1, 2011, the date of his retirement. Mr. Moniz received a cash bonus in the amount of $37,500, for a smooth transition of his responsibilities to Mr. Kisling.

Compensation of Directors

During the 2011 fiscal year, non-employee directors received an annual retainer fee of $30,000. In addition, the Chairman of the Board, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman received an incremental $15,000, $20,000, $15,000 and $10,000 annual retainer, respectively, for serving in such capacities. Committee members, other than the chairpersons, received an incremental $7,500 annual retainer for each Committee that they serve. In addition, the non-employee director serving as the Chairman of the Scientific Advisory Board received an incremental retainer of $10,000. All retainer fees are paid annually, as of the date of our annual stockholders meeting and in advance of the provision of services to which the retainer relates.

Non-employee directors are also eligible to participate in our 2005 Equity Incentive Plan whereby each such director received equity incentives, issued in equal portions of stock options and restricted stock units, valued at $62,500. We calculated the value of such equity incentives using the Black Scholes valuation methodology for stock options and the closing market price of our stock on the NASDAQ Stock Market as of the date of our annual stockholders meeting. These awards vest on the first anniversary date of the grant.

Any new non-employee director will be eligible to receive equity incentives valued at $75,000 with equal portions of stock options and restricted stock units. The value of the stock options will be determined using the same methodology the Company uses to record the accounting expense. Vesting of said awards will be in three equal annual installments.

If a director ceases to serve as a member of the Company’s Board, a portion of the fees shall be refunded and equity awards shall be forfeited on a pro-rated basis.

Non-employee directors are eligible to participate in Nanometrics self-funded Executive reimbursement Plan, which is intended to supplement our basic health plan by reimbursing expenses that are not covered by our health plan, all such reimbursements are considered taxable income to our non-employee directors.

2011 Director Compensation Table

The following table sets forth information regarding the compensation for each of our non-employee directors for the 2011 fiscal year that ended December 31, 2011. The Company’s non-employee director compensation program for the 2011 fiscal year is comprised of: (a) cash compensation, consisting of annual retainer fees, additional fees for chairing Board committees, additional fees for serving as a committee member and (b) equity compensation, consisting of stock option grants and restricted stock units. Each of these components is detailed below.

DIRECTOR COMPENSATION

For Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Bruce C. Rhine (3)	$60,000	$31,244	$31,254	$7,025	$129,523
Howard A. Bain (4)	$50,000	$31,244	$31,254	$17,676	$130,174
J. Thomas Bentley (5)	$52,500	$31,244	$31,254	$7,849	$122,847
Norman Coates (6)	$37,500	$31,244	$31,254	$866	$100,864
Stephen G. Newberry (7)	$35,625	$37,499	$37,500	$0	$110,617
William G. Oldham, Ph.D. (8)	$47,500	$31,244	$31,254	$0	$109,998
Stephen J Smith Ph.D. (9)	$47,500	$31,244	$31,254	$7,049	$117,047

(1)	Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value calculated for financial statement reporting purposes, as determined pursuant to ASC Topic 718, but excluding any effect of any estimated forfeitures. The assumptions used to calculate the value of awards are set forth under Note 5 of the Notes to Consolidated Financial Statements included in Nanometrics’ Annual Report on Form 10-K for fiscal 2011 filed with the SEC on March 13, 2012.
(2)	Consists of health care reimbursement extended to directors.
(3)	At December 31, 2011, Mr. Rhine had 150,033 outstanding options to purchase shares of common stock and 2,651 unvested restricted stock units.
(4)	At December 31, 2011, Mr. Bain had 27,207 outstanding options to purchase shares of common stock and 2,651 unvested restricted stock units.
(5)	At December 31, 2011, Mr. Bentley had 42,911 outstanding options to purchase shares of common stock and 2,561 unvested restricted stock units.
(6)	At December 31, 2011, Mr. Coates had 10,000 outstanding options to purchase shares of common stock and 1,985 unvested restricted stock units.
(7)	At December 31, 2011, Mr. Newberry had 3,949 outstanding options to purchase shares of common stock and 2,382 unvested restricted stock units.
(8)	At December 31, 2011, Dr. Oldham had 25,413outstanding options to purchase shares of common stock and 2,651 unvested restricted stock units.
(9)	At December 31, 2011, Dr. Smith had 42,911 outstanding options to purchase shares of common stock and 2,651 unvested restricted stock units

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2011 fiscal year, the Compensation Committee consisted of J. Thomas Bentley (chairman), William G. Oldham, Bruce C. Rhine, who replaced Stephen J. Smith, Ph.D. as a member of the Compensation Committee effective February 23, 2011, and Stephen Newberry, who joined the Compensation Committee in August 2011. Mr. Rhine previously served as our Chief Strategy Officer from July 2006 to February 2008 and as our Chief Executive Officer from March 2007 to August 2007. Mr. Rhine resigned from the Compensation Committee on March 5, 2012. None of Nanometrics’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Nanometrics’ Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement and, based on such review and discussion, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

The Compensation Committee

J. Thomas Bentley, Chairman
William G. Oldham, Ph.D.
Stephen G. Newberry

PROPOSAL 2

APPROVE, AS AN ADVISORY (NON-BINDING) VOTE, OUR EXECUTIVE COMPENSATION

We are requesting our stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement, and as required by recently adopted Section 14A(a)(1) of the Exchange Act. This vote is not intended to address any specific item of compensation, but the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, including incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. During the 2011 fiscal year, the Compensation Committee reviewed and approved our compensation policies and programs for the chief executive officer as well as established and had oversight with regard to the compensation of other executive officers of Nanometrics. The compensation of our executives is reported in the Summary Compensation Table on page 17 above. Additional information regarding the Compensation Committee and its role is described above in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to provide competitive compensation packages that enable Nanometrics to attract and retain talented executives, motivate executive officers to achieve our short- and long-term business strategies and objectives, and align our executive compensation with stockholder value.

The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success. In accordance with Section 14A of the Exchange Act, as a matter of good corporate governance, and in accordance with the policy adopted by our Board of Directors to provide an annual “say-on-pay” advisory vote, we are asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Nanometrics Incorporate (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory, “say-on-pay” resolution is non-binding on the Company, the Compensation Committee or our Board of Directors. Although this resolution is non-binding, the Compensation Committee and our Board of Directors value the opinions that stockholders express in their votes and in any additional dialogue, and will review and consider the outcome of the vote and those opinions when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3

APPROVE THE NANOMETRICS EXECUTIVE PERFORMANCE BONUS PLAN

The Board of Directors is requesting that the stockholders approve the material terms of our Executive Performance Bonus Plan, which was established by our Compensation Committee to increase stockholder value by motivating our senior executives to achieve corporate objectives by providing a competitive bonus for achieving performance goals established by the Compensation Committee. Our Executive Performance Bonus Plan, if approved by our stockholders, will apply to incentives awarded to our covered executives for fiscal 2013 and future years.

Stockholder approval is not generally required for the Company to enact and maintain a bonus plan for our executives. However, under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our chief financial officer, will not be deductible to the extent it exceeds $1,000,000 unless the conditions of Section 162(m) are met. These conditions include stockholder approval of the material terms of this Plan, including the performance criteria that the Compensation Committee may use to establish performance goals applicable to bonus awards made to our Chief Executive Officer and to each of our other three most highly compensated executive officers under this Plan.

A summary of the material terms of our Executive Performance Bonus Plan is attached to this proxy statement as Appendix A and is incorporated herein by reference. The following description of this Plan is a summary of certain important provisions and does not purport to be a complete description of this Plan. Please see Appendix A for more detailed information.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE PERFORMANCE BONUS PLAN.

Description of the Executive Performance Bonus Plan

Administration. Our Executive Performance Bonus Plan will be administered by the Compensation Committee or the outside directors of our Board of Directors (as defined in section 162(m) of the Internal Revenue Code). Among other things, the plan administrator will have the authority to select participants in this Plan from among our executive officers and to determine the performance goals, award amounts and other terms and conditions of awards under this Plan. The Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of this Plan. All decisions made by the Compensation Committee in connection with this Plan will be made in the Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility. Our executive officers are eligible to participate in this Plan. The plan administrator has the sole authority to designate participants in this Plan.

Terms of Awards. Awards under this Plan will be payable upon the achievement during each performance period designated by the plan administrator of performance goals established by the plan administrator. At the beginning of each performance period, the plan administrator will establish the performance goals for each award and the target amount of the award that will be earned based on performance compared to the goals. After the end of the performance period, the plan administrator will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the plan administrator will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated for awards made under this Plan.

Performance Criteria. Pursuant to the terms of this Plan, the plan administrator will establish in writing one or more objective performance goals based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; net earnings; book value per share; operating income (including or excluding taxes, depreciation, amortization, extraordinary items, restructuring charges or other expenses); pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; revenue; margins including gross margin or specific product margins; return on stockholder equity or average stockholder’s equity; return on assets; return on net assets; debt; debt reduction; debt levels; expenditures; debt plus equity; market or economic value added; stock price appreciation; expenses; cost control; strategic initiatives; market share; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, customer satisfaction; and services performance, cash management or asset management metrics.

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the performance criteria described above or relative to the performance of other companies, the industry or a sector of the industry. Performance may be measured by adjusting the evaluation of performance either in accordance with U.S. generally accepted accounting principles (“GAAP”) or on a non-GAAP basis as specified in the performance goal.

The plan administrator may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) mergers, acquisitions or divestitures, (vii) foreign exchange gains and losses and (viii) gains and losses on asset sales. These inclusions or exclusions will be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

The performance goals may be based on (i) absolute target values, (ii) growth, maintenance or limiting losses (iii) values relative to peers or indices, or (iv) one or more goal categories compared to a prior period, and may include goals for interim periods within the performance period designated by the plan administrator. Goals may differ for each participant.

Awards Amounts. The Compensation Committee will determine within the timeframe specified in this Plan the amount of the awards that will be paid to each plan participant if the specified performance goals are met and the method by which such amounts will be calculated.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements of Nanometrics for the fiscal year ending December 29, 2012.

Approval by the stockholders of the selection of the independent registered public accounting firm is not required, but the Audit Committee believes it is desirable as a matter of good corporate governance to submit this matter to the stockholders. If holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote at the annual meeting do not ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012, the Audit Committee will consider whether it should select another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Audit Fees

The following table summarizes the aggregate fees that we paid or expect to pay our independent registered public accounting firm, PricewaterhouseCoopers LLP for the 2011 fiscal year.

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$939,948	$767,651
Audit Related Fees (2)	—	$37,890
All other Fees (3)	$1,800	$1,800
Total	$941,748	$807,341

(1)	Fees to PricewaterhouseCoopers LLP in 2011 and 2010 for audit services consist of:

•	Audit of our annual financial statements including management’s assessment of internal controls over financial reporting;

•	Reviews of our quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services.

(2)	Fees includes $12,890 to PricewaterhouseCoopers LLP in 2010 for audit-related services for consultation concerning financial accounting and reporting standards.

(3)	Paid to PricewaterhouseCoopers LLP for accounting research and database tool.

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accountants and our management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Changes in Registrant’s Certifying Accountant

On March 30, 2010, the Audit Committee dismissed BDO Seidman LLP (“BDO”) as the Company’s independent registered public accounting firm, effective on that date. BDO’s reports on the financial statements of the Company for the fiscal years ended January 2, 2010 and December 27, 2008, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and through the effective date of BDO’s dismissal, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in its reports on the Company’s financial statements for such fiscal years.

On March 30, 2010, the Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal years ending January 1, 2011 and December 31, 2011.

Audit Committee Pre-Approval Policy

Pursuant to our Audit Committee charter, our Audit Committee must pre-approve all audit and permissible non-audit services, and the related fees, provided to us by our independent registered public accounting firm, or subsequently approve permissible non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Securities and Exchange Commission. Accordingly, the Audit Committee pre-approved all services and fees provided by PwC, during the year ended December 31, 2011 and has concluded that the provision of these services is compatible with the accountants’ independence.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews Nanometrics’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. Nanometrics’ independent auditors are engaged to audit and report on the conformity of our financial statements to accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2011, management’s assessment of the effectiveness of Nanometrics’ internal control over financial reporting and the independent auditors’ evaluation of Nanometrics’ system of internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, and PCAOB AU Section 380, Communications with Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the foregoing review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements as of and for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the United States Securities and Exchange Commission.

The Audit Committee

Howard A. Bain III, Chairman
J. Thomas Bentley
Bruce C. Rhine

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS NANOMETRICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2012.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bruce C. Rhine
Bruce C. Rhine
Chairman of the Board of Directors

Milpitas, California

April 17, 2012

Appendix A

NANOMETRICS INCORPORATED

EXECUTIVE PERFORMANCE BONUS PLAN

General

The Executive Performance Bonus Plan (the “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives relating to the performance of Nanometrics or one of our business units as established by the Compensation Committee, and to reward them when those objectives are achieved, thereby tying performance to stockholder value. If the set corporate objectives are met and awards are payable, such awards will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Administration

The Executive Performance Bonus Plan is administered by the Compensation Committee of the Board of Directors or the Outside Directors (as defined in Section 162(m) of the Internal Revenue Code) of our Board of Directors (“Plan Administrator”). Among other things, the Plan Administrator will have the authority to select participants in this Plan, to determine the performance goals, award amounts and other terms and conditions of awards under this Plan. The Plan Administrator also will have the authority to establish and amend rules and regulations relating to the administration of this Plan. All decisions made by the Plan Administrator in connection with this Plan will be made in the Plan Administrator’s sole discretion and will be final and conclusive. The Plan Administrator will administer the Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code and applicable Treasury Regulations thereunder.

Eligibility

The Plan Administrator has the sole authority to designate participants in this Plan. No person is automatically entitled to participate in the Executive Performance Bonus Plan. Only executives designated by the Plan Administrator are eligible to participate in this Plan.

Terms of Awards

Awards under this Plan will be payable following the end of the applicable performance period, based upon the achievement of performance goals established by the Plan Administrator for such performance period. The Plan Administrator will establish performance goals based on some or all of the performance criteria set forth in this Plan. Prior to the earlier of (i) 90 days following the commencement of the applicable performance period (or of any interim period related to interim goals established by the Plan Administrator) or (ii) the passage of 25% of the duration of such performance period (or such interim period) and while the outcome is substantially uncertain, the Plan Administrator will establish in writing the performance goals for each award and the threshold, target and maximum amount of the award, as applicable, that will be earned if the performance goals are achieved at the corresponding level.

The total incentive opportunity is expressed as a percentage of the participant’s base salary as approved by the Compensation Committee of the Board of Directors. Base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year.

After the end of the performance period, the Plan Administrator will certify in writing the extent to which the performance goals were achieved during the performance period and determine the amount of the award that is payable. The Plan Administrator will have the discretion to determine that the actual amount paid with respect to an award will be equal to or less than (but not greater than) the maximum payout calculated for awards made under this Plan. The maximum payout for awards made under this Plan to any participant in any one calendar year is $6 million. The amounts that will be paid out, if any, under the Plan are not currently determinable.

Bonus awards will be pro-rated in the case of an executive joining after the start of the performance period. A participant must be a regular employee of the Company on the last day of the performance period to earn any bonus under the Plan; provided, however that if the regular employment of a participant ends before the end of the performance period because of death, disability or termination of employment without cause, the participant will be paid a pro-rata portion of the bonus, if any, that otherwise would have been payable under this Plan based upon the actual achievement of the performance goals applicable during the performance period in which such termination of employment occurs, unless the Plan Administrator determines in its sole discretion that payment is not appropriate. Any such pro rated bonus payment will be paid at the same time as other bonus payments with respect to the applicable performance period.

Performance Criteria

Pursuant to the terms of this Plan, the Plan Administrator will establish in writing one or more objective performance goals based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; net earnings; book value per share; operating income (including or excluding taxes, depreciation, amortization, extraordinary items, restructuring charges or other expenses); pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; revenue; margins including gross margin or specific product margins; return on stockholder equity or average stockholder’s equity; return on assets; return on net assets; debt; debt reduction; debt levels; expenditures; debt plus equity; market or economic value added; stock price appreciation; expenses; cost control; strategic initiatives; market share; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, customer satisfaction; and services performance, cash management or asset management metrics.

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the performance criteria described above or relative to the performance of other companies, the industry or a sector of the industry. Performance may be measured by adjusting the evaluation of performance either in accordance with U.S. generally accepted accounting principles (“GAAP”) or on a non-GAAP basis as specified in the performance goal.

The Plan Administrator may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) mergers, acquisitions or divestitures, (vii) foreign exchange gains and losses and (viii) gains and losses on asset sales. These inclusions or exclusions will be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

The performance goals may be based on (i) absolute target values, (ii) growth, maintenance or limiting losses (iii) values relative to peers or indices, or (iv) one or more goal categories compared to a prior period, and may include goals for interim periods within the performance period designated by the Plan Administrator. Goals may differ for each participant.

Program Payments

Bonus payments, if any, under the Plan will be paid as soon as administratively feasible after the Plan Administrator certifies the extent to which the performance goals were achieved during the applicable performance period and determines the amount of the awards payable, but in no event later than March 15 immediately following the last day of the performance period to which such payments relate. Bonus payments are expected to be made within 75 days following the end of the applicable performance period. The Plan Administrator will determine within the timeframe specified in this Plan the amount of the awards that will be paid to each plan participant if the specified performance goals are met and the method by which such amounts will be calculated. No amount is due and owing to any participant until the Plan Administrator has approved the bonus payment, and no bonus payment will be made unless and until the Plan Administrator has certified in writing regarding the achievement of the performance goals as required by Section 162(m) of the Internal Revenue Code.

Term of the Plan

The Executive Performance Bonus Plan shall first apply in 2013 should our stockholders approve the Plan and will continue until the earlier of (i) the date as of which the Plan Administrator terminates the Plan or (ii) the last day of the fiscal year ending in 2016 unless it is again approved by our stockholders prior to such day.

Amendment and Termination

The Compensation Committee may amend, modify suspend or terminate the Executive Performance Bonus Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for the performance period or cause compensation that is, or may become, payable under the Executive Performance Bonus Plan to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Section 409A of the Internal Revenue Code

It is intended that this Plan and any awards granted under this Plan either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Internal Revenue Code and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted under this Plan to incur additional taxes under Section 409A of the Internal Revenue Code shall have no force or effect until amended by the Plan Administrator to comply with Section 409A of the Internal Revenue Code, and such amendment may be retroactive to the extent permitted by Section 409A of the Internal Revenue Code.

Unfunded Obligation

The Company’s obligations under this Plan will, in every case, be an unfunded and unsecured promise. Participants’ rights as to the benefit under this Plan shall be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under this Plan.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000140730_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Howard A. Bain III 02 J. Thomas Bentley 03 Norman V. Coates 04 William G. Oldham, PhD 05 Stephen G. Newberry 06 Stephen J Smith, PhD 07 Timothy J. Stultz PhD 08 Bruce C. Rhine NANOMETRICS INCORPORATED 1550 BUCKEYE DRIVE MILPITAS, CA 95035 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve a non-binding advisory resolution approving Nanometrics’ executive compensation as disclosed in the accompanying proxy statement. 3 To approve Nanometrics’ Executive Performance Bonus Plan. 4 To ratify the appointment of PricewaterhouseCoopers LLP as Nanometrics’ independent registered public accounting firm for the fiscal year ending December 29, 2012. NOTE: All directors are up for election and, if elected, will each serve for a term of one year or until his respective successor has been duly elected and qualified. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000140730_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . NANOMETRICS INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2012 ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2012 The undersigned stockholder(s) of Nanometrics Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2012, and hereby appoints Bruce C. Rhine and Nancy E. Egan, and each of them, as Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Nanometrics Incorporated to be held on THURSDAY, May 24, 2012 at 9:00 a.m., local time, at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035 and at any adjournments thereof, and to vote all shares of common stock which the undersigned is entitled to vote on the matters set forth below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘FOR’ PROPOSALS 1, 2, 3, AND 4. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side